Exhibit 99.2

NIELSEN FINANCE LLC

NIELSEN FINANCE CO.

Offer to Exchange

$330,000,000 aggregate principal amount of our 11 5/8% Senior Notes due 2014 and the guarantees thereof,  which  have  been  registered under the Securities Act of 1933, for any and all of our 11 5/8% Senior  Notes due 2014 and the guarantees thereof $500,000,000 aggregate principal amount of our 11 1/2% Senior Notes due 2016 and the guarantees thereof, which have been registered under the Securities Act of 1933, for any and all of our 11 1/2% Senior Notes due 2016 and the guarantees thereof, pursuant to the prospectus dated                     , 2009

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2009, UNLESS EXTENDED BY THE COMPANIES.

                    , 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are offering, upon the terms and subject to the conditions set forth in the prospectus, dated                     , 2009 (as the same may be amended, supplemented or modified from time to time, the “Prospectus”), relating to the offer (the “Exchange Offer”) of Nielsen Finance LLC and Nielsen Finance Co. (the “Companies”) to exchange $330,000,000 aggregate principal amount of our 11 5/8% senior notes due 2014 and the guarantees thereof, (the “New 2014 Notes”), which have been registered under the Securities Act of 1933, as amended, for any and all outstanding unregistered 11 5/8% senior notes due 2014 and the guarantees thereof (the “Old 2014 Notes”) issued on January 27, 2009 $500,000,000 aggregate principal amount of our 11 1/2% Senior Notes due 2016 and the guarantees thereof (the “New 2016 Notes” and, together with the New 2014 Notes, the “New Notes”), which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 11 1/2% senior notes due 2016 and the guarantees thereof (the “Old 2016 Notes”) and together with the Old 2014 Notes, (the “Old Notes”) issued on May 1, 2009, upon the terms and subject to the conditions described in the Prospectus. The Exchange Offer for the Old 2014 Notes and the Old 2016 Notes is being made in order to satisfy certain of our obligations contained in the Registration Rights Agreements, dated January 27, 2009 and May 1, 2009, respectively, by and among the Companies and the Initial Purchasers named therein (the “Registration Rights Agreement”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the Registration Rights Agreements described in the Prospectus. Old Notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000.

The Exchange Offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the Prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the Prospectus, dated , 2009;

2.	a form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

Your prompt action is requested. Please note the Exchange Offer will expire at 5:00 P.M., New York City time, on                     , 2009, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible. The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the related expiration times.

In all cases, exchanges of Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent (as defined in the Prospectus) of (a) a book-entry confirmation (as defined in the Prospectus), as the case may be and (b) any other required documents.

Holders who wish to tender their Old Notes and who cannot deliver an agent’s message and any other documents required by the Prospectus to the exchange agent prior to 5:00 P.M., New York City time, on                     , 2009 (unless extended) must tender their Old Notes according to the procedures set forth under the caption “The Exchange Offers—Procedures for Tendering Old Notes” in the Prospectus.

We are not making the Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Exchange Offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to us, except as otherwise provided in the Prospectus.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

NIELSEN FINANCE LLC

NIELSEN FINANCE CO.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates or of the Exchange Agent, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.

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